For period ending   April  30, 2001
Exhibit 77C


File number 8117540


Global High Income Dollar Fund Inc.



	At the annual meeting of
	shareholders held on February 15,
	2001 the Funds
shareholders elected board members and
ratified the selection of independent
accountants.  Pursuant to Instruction
2 of Subitem 77C of Form NSAR, it is
not necessary to provide in this exhibit details concerning shareholder action on these two proposals since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.